EXHIBIT 99.1


On July 18, 2000, the Registrant issued the following press release:


               "PYR ENERGY REPORTS THIRD QUARTER FINANCIAL RESULTS

     DENVER -- PYR Energy Corporation (AMEX:PYR) today announced that for the third fiscal quarter ended May 31, 2000, the Company had a net loss of ($186,331) or 1.2 cents ($.012) per common share, compared with a net loss of ($237,891) or 2.3 cents ($.023) per common share for the corresponding third fiscal quarter ended May 31, 1999. During the nine months ended May 31, 2000, the Company reported a net loss of ($593,257) or 3.8 cents ($.038) per common share compared with a net loss of ($659,192) or 6.8 cents ($.068) for the corresponding nine month period ended May 31, 1999. The Company has had no revenues from the sale of oil or natural gas production.

     Interest income was $21,226 and $105,516 for the quarter and nine months ended May 31, 2000, respectively. This compares to $31,211 and $46,813 for the quarter and nine months ended May 31, 1999, respectively. The increase in the recently completed nine month period results from additional cash and marketable securities on hand primarily during the fall of 1999, from the private placement completed in May of 1999.

     General and administrative expenses primarily associated with the Company's efforts to pursue its California and Rocky Mountain exploration projects totaled $202,917 and $684,755 for the quarter and nine months ended May 31, 2000, respectively. This compares to $216,359 and $528,433 for the quarter and nine months ended May 31, 1999, respectively. The increase reflected in the nine months ended May 31, 2000, is predominately from increases in personnel and salaries to enable the Company to continue to pursue its exploration activities, and from increases in shareholder relations and business promotion expenditures resulting from the Company's expanding shareholder base.

     Nominal interest expense was recorded during the quarter and nine months ended May 31, 2000. For the nine month period ended May 31, 2000, dividends paid on the Company's outstanding Series A Convertible Preferred Stock ("Preferred Shares") was approximately $107,000. During the quarter and nine months ended May 31, 1999, the Company recorded $46,115 and $158,151 in interest expense, respectively. There were no dividends paid during those periods. The decrease in interest expense and increase in dividends paid results from the conversion of convertible debentures, outstanding through April 16, 1999, into Preferred Shares. The Company is obligated to pay a 10% annual dividend on outstanding Preferred Shares semi-annually on January 1 and July 1 of each year. As of January 1, 2000, the Company paid the approximate $107,000 of dividends by issuing 24,914 shares of common stock.

     At May 31, 2000, the Company had cash of $1,526,596 working capital of $1,821,138, total assets of $11,194,806, current liabilities of $117,983 and total stockholders' equity of $11,076,823. There were 16,310,889 common shares outstanding at May 31, 2000.

OPERATIONS:

     The Company recently announced a deep natural gas discovery at its San Joaquin Basin, California-East Lost Hills exploration project. The initial natural gas production rate from the Berkley ELH#1 well is anticipated to be 15 million cubic feet per day plus associated liquid hydrocarbons. The Company estimates that at the time the well is connected, its net share of revenues from this well could be in excess of $200,000 per month based on current gas prices of approximately $4.95 per mcf of gas and $29.00 per barrel of hydrocarbon liquids. The operator, Berkley Petroleum, Corp. (TSE:BKP), has started the process of designing and building wellsite facilities and a transportation pipeline. Actual production from this well is anticipated to commence by December 1, 2000. PYR owns a 10.575% working interest in this well and in approximately 30,000 acres at East Lost Hills.

     The participants commenced drilling the Berkley ELH #2 step-out well on July 11, 2000, located approximately 1.5 miles northwest of the Berkley ELH #1 well. The total depth of this well is anticipated to be 17,300 feet and the well is expected to reach total depth within 100 days from the drilling commencement date.

     On June 19, 2000, the participants at East Lost Hills commenced drilling the Berkley ELH #3 well. This well is designed to test a geologically separate structure than the structure encountered by Company's drilling activities thus far at East Lost Hills. The well is currently drilling at 8,300 feet toward its total projected depth of approximately 18,000 feet.

     In addition to East Lost Hills, the Company controls approximately 28,000 net acres in two additional San Joaquin basin exploration opportunities and is continuing the process of presenting these opportunities to potential industry participants. These prospects target the Temblor formation similar to the East Lost Hills exploration program. The Company's intent is to bring in a participant with operational expertise to drill the initial exploration wells and to provide PYR with an up front cash consideration. The Company expects to retain a working interest in these prospects.

     In the Rocky Mountains, the Company continues the process of presenting one of its exploration projects to potential industry participants. The Company intends to replicate the approach of bringing in operational expertise to drill exploration wells and to provide PYR with an up front cash consideration. The Company also expects to retain a working interest in this project. PYR currently controls, through lease, option or farmout, approximately 140,000 net acres in this particular project.

     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountains region. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."